Exhibit 10.11

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made as of the 14th day of September, 2017, between Vericel Corporation, a Michigan corporation (the “Company”), and Michael Halpin (the “Executive”).
WHEREAS, the Company and the Executive previously entered into that certain offer letter dated as of February 17, 2017 (the “Prior Agreement”), and both parties desire to amend and restate the Prior Agreement as set forth herein; and
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the Prior Agreement is hereby amended and restated in its entirety as follows:
1.Position and Duties. The Executive shall continue to serve as the Senior Vice President, Quality and Regulatory Affairs of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”) or other authorized executive. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may engage in religious, charitable or other community activities as long as such services and activities are disclosed to the CEO and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.
2.Compensation and Related Matters.
(a)    Base Salary. The Executive’s annual base salary shall be $315,000. The Executive’s base salary may be redetermined by the Company’s Compensation Committee, after consultation with the CEO. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(b)    Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Company’s Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be Thirty-Five Percent (35%) of his Base Salary, and the actual bonus amount shall be determined by the Company’s Compensation Committee. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The Target Bonus may be redetermined by the Company’s Compensation Committee, after consultation with the CEO. To be eligible for incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c)    Equity Compensation. From time to time and at the discretion of the Company’s Compensation Committee, the Company may grant to the Executive equity compensation, including options to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the effective date of grant.
(d)    Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(e)    Customary Fringe Benefits. The Executive shall be entitled to such fringe benefits as the Company customarily makes available to the Company’s senior executives (collectively, “Fringe Benefits”). The Fringe Benefits shall include sick leave, health insurance coverage, and 401(k) plan participation, in accordance with the terms and provisions of such plans, policies and arrangements as adopted by the Company from time to time during the term of this Agreement. The Company reserves the right to change the Fringe Benefits on a prospective basis, at any time, effective upon delivery of written notice to Executive. Executive shall not be entitled to receive payments in lieu of Fringe Benefits, other than for earned and accumulated but unused vacation at the time the employment relationship terminates.
(f)    Paid Time Off. Executive is entitled to 16.67 hours per month, equaling twenty five (25) days per year, of paid time off (including statutory sick leave), pro-rated for any partial calendar year during the term of this Agreement, in accordance with the Company’s Paid Time Off policy (“Paid Time Off”). Executive also shall be entitled to such paid holidays as are established by the Company for all regular full-time employees.
3.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)    Death. The Executive’s employment hereunder shall terminate upon his death.
(b)    Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)    Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 15 days following written notice from the CEO (or the CEO’s designee); (iv) a breach by the Executive of any of the provisions contained in Section 7 of this Agreement, including without limitation the Restrictive Covenant Agreement incorporated by reference to Section 7 of this Agreement; (v) a material violation by the Executive of the Company’s written employment policies, or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. Any determination of Cause by the Company shall be conclusive.
(d)    Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)    Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) the material breach of this Agreement by the Company; or (iv) any change in the location of Executive’s locus of employment that is more than fifty (50) miles from the current headquarters of the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)    Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g)    Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b), by the Company for Cause under Section 3(c) or by the Company without Cause under Section 3(d), the date on which Notice of Termination is given unless another date is specified therein; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
4.    Compensation Upon Termination.
(a)    Termination Generally. If the Executive’s employment with the Company terminates for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid Base Salary, unpaid expense reimbursements, accrued but unused Paid Time Off all through the Date of Termination, and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.
(b)    Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement in a form and manner satisfactory to the Company which includes a general release of claims in favor of the Company and related persons and entities (the “Release”) and such Release becoming irrevocable within the time period set forth in such Release, but in no event later than 60 days following the Date of Termination:

(i)    the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary (the “Severance Amount”). Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement, including without limitation the Restrictive Covenant Agreement incorporated by reference to Section 7 of this Agreement, in addition to all legal and equitable remedies, the Company shall have the right to cease payments of the Severance Amount;
(ii)    if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall pay to the Executive a monthly cash payment for twelve (12) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company. The Executive may continue to participate in COBRA benefits following the expiration of the twelve (12) months, at his sole cost, provided that he remains eligible for such participation; and
(iii)    the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
5.    Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within eighteen (18) months after the occurrence of the first event constituting a Change in Control (the “Change in Control Period”). These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change in Control.
(a)    Change in Control. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), and the Date of Termination occurs within the Change in Control Period, then, subject to the signing of the Release by the Executive and such Release becoming irrevocable within the period set forth in such Release, but in no event later than 60 days following the Date of Termination:

(i)    the Company shall pay the Executive a lump sum in cash in an amount equal to one (1) multiplied by the sum of (A) the Executive’s then-effective Base Salary, and (B) the Executive’s Target Bonus for the year during which the Date of Termination occurs;
(ii)     the Company shall pay a prorated annual performance bonus (the “Prorated Annual Bonus”) equal to (x) the Executive’s Target Bonus for the year during which the Date of Termination occurs multiplied by (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Executive was employed through the Date of Termination and the denominator of which is 365, provided that the Prorated Annual Bonus shall be less the amount of any annual performance bonus, or advance thereof, previously paid for the period associated with the Prorated Annual Bonus.
(iii)    notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and
(iv)    if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company. The Executive may continue to participate in COBRA benefits following the expiration of the twelve (12) months, at his sole cost, provided that he remains eligible for such participation.
(v)    The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.
(b)    Additional Limitation.
(i)    Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:
(A)    If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B)    If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(ii)    For the purposes of this Section 5(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.
(iii)    The determination as to which of the alternative provisions of Section 5(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(b)    Definitions. For purposes of this Section 5, the following terms shall have the following meanings:
“Change in Control” shall mean any of the following:
(i)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
(ii)    the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(iii)    the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).
6.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.    Confidential Information, Noncompetition and Cooperation.
(a)    Restrictive Covenant Agreement. The terms of the Restrictive Covenant Agreement, by and between the Company and the Executive and attached hereto as Exhibit A (the “Restrictive Covenant Agreement”), shall be in full force and effect and are incorporated by reference as material terms of this Agreement.
(b)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(c).
(d)    Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
(e)    Protected Disclosure. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.
8.    Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
9.    Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation, the Prior Agreement; provided that the Restrictive Covenant Agreement, the Acknowledgment regarding the Statement of Company Policy on Insider Trading and Disclosure, the Acknowledgment of the Statement of Company

Policy on the Code of Business Conduct and Ethics and the Acknowledgement regarding the Company’s Colleague Handbook shall remain in full force and effect.
10.    Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
11.    Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
12.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
14.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
15.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
16.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
17.    Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
19.    Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
20.    Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.
VERICEL CORPORATION
/s/ Dominick C. Colangelo
By:    Dominick C. Colangelo
Its:    President and Chief Executive Officer

EXECUTIVE
/s/ Michael Halpin
Michael Halpin

Exhibit A

Restrictive Covenant Agreement

In consideration and as a condition of my employment as well benefits set forth in my Employment Agreement with Vericel Corporation (including its subsidiaries and/or affiliates and its and their successors and assigns, the “Company”), I agree as follows:

1.    Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.
2.    Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.
3.    Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.
4.    Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity without prior written permission of an authorized representative of the Company. I will advise the General Counsel of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.
5.    Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).
To preclude any possible uncertainty, I have set forth on Schedule A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Schedule A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Schedule A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or

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other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.
This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.
6.    Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.
All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all Company property and equipment in my possession, custody or control, including all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.
7.    Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.
8.    Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and (i) with respect to clause (a) below, for a period of twelve (12) months following the termination of my employment or other service relationship with the Company for any reason and (ii) with respect to clauses (b) and (c) below, for a period of twelve (12) months following the termination of my employment or other service relationship with the Company for any reason (the “Restricted Period”):
(a)    I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that is competitive with the Company’s development programs, including product candidates developed thereunder, or technologies or commercial products, at such time of my termination of employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company.
(b)    I will not, directly or indirectly, in any manner, other than for the benefit of the Company or for solely non-competitive purposes, call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company.
(c)    I will not, directly or indirectly, in any manner, solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person.

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I acknowledge and agree that if I violate any of the provisions of this paragraph 8 after my employment ends, the running of the Restricted Period will be extended until there is a period of in which there is no violation of this paragraph 8.
9.    Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.
10.    Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
11.    Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.
12.    Use of Voice, Image and Likeness. I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.
13.    No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.
14.    Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.
15.    Post-Employment Notifications. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.
16.    Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.
17.    Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
18.    Interpretation; Consent to Jurisdiction. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts.

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I hereby consent to personal jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.
19.    Protected Disclosures. I understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.
20.    Defend Trade Secrets Act of 2016. I understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
21.    Other Agreements and Obligations. This Agreement constitutes the entire agreement between me and the Company regarding the subject matter hereof, and supersedes any previous agreements or understandings that I had or may have had between me and the Company regarding the subject matter, except any confidentiality and/or assignment of inventions agreement (including the Employee Proprietary Information and Non-Disclosure and Assignment of Intellectual Property Rights Agreement) that I entered into with the Company shall continue to be in full force and effect and shall be supplemental to this Agreement.
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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.
IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed: ___ /s/ Michael Halpin___________________________________
(Employee’s full name)
Type or print name: Michael Halpin

Date: 9/14/17_____________

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SCHEDULE A

To:    Vericel Corporation
From:    ____ Michael Halpin ________________
Date: _______09/14/17______________
SUBJECT:     Prior Inventions
The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
X    No inventions or improvements
    See below:
_______________________________________________________________
_______________________________________________________________
_______________________________________________________________
    Additional sheets attached
The following is a list of all patents and patent applications in which I have been named as an inventor:
X    None
    See below:
_______________________________________________________________
_______________________________________________________________
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